Exhibit 99.1

National & Retail Trades and First Call

For release: March 4, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS FEBRUARY SALES

MENOMONEE FALLS, WI, -- (Business Wire) – March 4, 2004 -- Kohl’s Corporation (NYSE:KSS) reported today that sales for the four-week period ended February 28, 2004 increased 21.8% over the four-week period ended March 1, 2003. On a comparable store basis, sales increased 6.6%.

Sales Summary

($ in millions)

	Fiscal Period Ended		% Inc. - This Year
	February 28, 2004	March 1, 2003	All Stores	Comp Stores

February	$ 592.2	$ 486.2	21.8%	6.6%

At February 28, 2004, the Company operated 542 stores compared with 457 stores at the same time last year.

On March 5th, the Company will celebrate the grand opening of 21 new stores including seven stores in Sacramento, CA; three stores in Memphis, TN and two stores in Bakersfield, CA.  In April, the Company plans to open 26 stores including five new stores in San Diego, CA and three stores in Fresno, CA.

The Company expects to open the balance of its planned 95 stores for 2004 in the third fiscal quarter. New markets include San Francisco, CA with 11 stores and Salt Lake City, UT with five stores.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Merrill Lynch Conference

Kevin Mansell, Kohl’s President, will be speaking at the Merrill Lynch Global Retail Leaders Conference in New York City on March 24, 2004, at the Pierre Hotel.  The presentation will be Web cast live (audio only) over the Internet via the Merrill Lynch Web site or through the Company’s Web site located at www.kohls.com (see “Company News”).  For those who cannot listen to the live broadcast, a seven-day replay will be available shortly after the call.  To access the replay, simply visit the link above.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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